                                EXHIBIT  10.3

                   E M P L O Y M E N T    A G R E E M E N T

     Employment Agreement, dated as of September 12, 1997 between Financial Intranet, Inc., a Nevada company (the "Company"), and Barry Stein residing at 2115 Grand Brook Circle Orlando, FL 32810(the "Executive").

                                  WITNESSETH

     WHEREAS, the Company is engaged in the business of operating a financial information service firm (the Business"); and

     WHEREAS, the Company desires to retain the services of the Executive in the capacities of Managing Director and Secretary and the Executive desires to provide such services in such capacities to the Company, on the terms and subject to the conditions set forth in this Employment Agreement;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Employment and Term. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, in the capacities and on the terms and subject to the conditions set forth herein. Subject to the provisions for termination as hereinafter provided, the term of this Employment Agreement shall commence on the date hereof (the "Commencement Date") and end on December 31, 2002 (herein the "Original Term of Employment"). The term of this Employment Agreement may be extended by the Company for an additional period, commencing on January 1, 2003, and ending on December 31, 2005 provided
(a) the Company expressly informs Executive in writing six (6) months before the third anniversary of the Original Term Of Employment, that it intends to extend the term of this Employment Agreement on terms equal to, or better than, the terms of the Original Term Of Employment. The additional period, if any, together with the initial term hereinafter collectively referred to as ("Term of Employment"); and (b) the Executive accepts the extension and terms of this Employment Agreement for such additional period. If the Company does not so inform the Executive of the extension of this Employment Agreement, Executive shall assume that this Employment Agreement will expire on December 31, 2002, unless terminated earlier as provided herein.

     2. Duties. During the Term of Employment, the Executive shall continue to serve as the Company's Managing Director and Secretary. In his capacity as Secretary, the Executive shall have such powers, perform such duties and shall have such responsibilities with respect to the Business of the Company usually pertaining and attributed by law, custom or otherwise to the office of the Secretary, except as may be expressly limited by the Board of Directors of the Company. In his capacity as Managing Director the Executive will be involved in corporate planning and development, capital raising, regional sales, marketing of corporate products and services, and approving corporate documents for signature.

     The Executive shall not without the prior written consent of the Company's Board of Directors, during the term of this Employment Agreement, other than in the performance of duties naturally inherent in the business of the Company as applicable, and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that so long as it does not interfere with his employment hereunder, the Executive may: (a) attend to outside investments and serve as a director of a corporation which does not compete with the Company; (b) serve as a director, trustee or officer of or otherwise participate in educational, welfare, social, religious and civic organizations; (c) serve as a director, officer or employee of any other entity if and to the extent consented to in writing by the Board of Directors of the Company.

     The Executive shall arrange his affairs and lifestyle so that he can perform his duties from the Company's offices currently located at 1 Dag
Hammarskjold Plaza, New York, NY 10017 or at an office facility in Orlando, Florida or at such other locations approved by the Executive. The Executive shall travel as reasonably required in connection with the performance of his duties hereunder. If elected, the Executive may agree to serve any part of the Term of Employment as any other officer of the Company or as an officer or director of any of the Company's subsidiaries without any additional compensation other than as specified in this Employment Agreement, provided no other liabilities or obligations are imposed on Executive outside the scope of this Employment Agreement. So long as this Employment Agreement is in effect, the Executive shall be nominated as a member of the Board of Directors of the Company.

     3. Compensation and Benefits. As compensation to the Executive for his execution and delivery of this Employment Agreement and performance of services required hereunder, the Company shall pay, grant or provide the Executive, and the Executive agrees to accept, the following salary and other compensations and benefits (all such amounts calculated in U.S. dollars):

     (a) a base salary, payable in accordance with the Company s standard payroll practices for senior executive officers, of $150,000.00 per annum ("Base Salary").

     (b) as an inducement to the Executive to agree to the Executive s future employment with the Company under certain terms and conditions, the Company agreed to issue an initial 1,500,000 shares of common stock, par value $.001, of the Company (the "Common Stock") in accordance with the terms of a compensatory agreement for the Executive's prior services to the Company during the period commencing October 2, 1996 and ending at the time that the Executive and Company execute a contemplated Employment Agreement. These shares were granted at par

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                                     -3-

     value, which were issued in reliance of Rule 701 and are "restricted securities" as defined in Rule 144, as amended through the operation of Rule 701, promulgated under the Securities Act of 1933, as amended ("The Act").

     Such Common Stock were granted January 1, 1997 and required certificates representing the granted shares of Common Stock to be issued in the name of the Executive contemporarily with the signing of the Employment Agreement.

     (c) In addition, The Executive, upon the signing of this Employment Agreement is hereby granted an option to purchase the Company's Common Stock at a price per share equal to eighty percent (80%) of the per share bid price averaged over five working days prior to the date of this Agreement (the "Grant Date").

     The option shall permit the Executive to purchase, at any time while the Executive is employed by the Company, the number of shares of the Company's Common Stock par value $0.001 equal to twenty seven percent (27%) of the Company's issued and outstanding shares of Common Stock less; (i) 1,500,000 shares previously issued by the Company to the Executive hereinabove; (ii) and less any shares previously issued to the Executive as a result of the exercise of the option granted to the Executive; and (iii) any shares issued to the Executive in lieu of cash expenses advanced by the Executive or accepted as previously earned consulting fees paid to the Executive in lieu of cash.

     The number of the Company's issued and outstanding Common Stock, for the purpose for calculating the total number of shares which may be purchased by the Executive in exercising the option granted hereunder on the exercise date (the "Exercise Date") shall be; (i) the number of shares issued on a fully diluted basis on the later date of the Exercise Date; or (ii) any date between January 31, 1997 and prior to December 31, 1998; providing that (iii) the total number of shares issued on a fully diluted basis utilized in the calculation of the shares available for purchase under the Option shall not exceed the number of shares issued and outstanding at December 31, 1998 as recorded on the Company's stock ledger as reported by the Companys Transfer Agent.

     Such options shall expire upon the last date of the Original Employment Term or any extension thereof whether exercised in whole of in part. The option is personal to the Executive and shall not be encumbered or otherwise disposed of, except that in the event of the death of Executive, his estate shall have right, within six (6) months after his death, to exercise the options available to Executive at the time of his death. The option shall be exercised by written notice as called for in this Employment Agreement.

     Delivery of the certificates representing the shares called for under the within option shall be made promptly after receipt of such notice of exercise, against the payment of the purchase price by certified check or cashier's check.

     The shares issued pursuant to the grant of the Option in accordance with the terms of this paragraph shall be restricted shares and may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of except as provided for under Rule 144 of the Act.

     (i) Said Common Stock must be held indefinitely unless (1) distribution of said Common Stock has been made registered under The Act, (2) a sale of said Common Stock is made in conformity with the provisions of Rule 144 of The Act, or (3) in the opinion of counsel acceptable to the Company, some other exemption from registration is available;

     (ii) The Executive will not make any sale, transfer or other disposition of said Common Stock except in compliance with The Act and Rules and Regulations thereunder;

     (iii) The Executive is familiar with all of the provisions of Rule 144 including (without limitation) the holding period thereunder;

     (iv) The Company is under no obligation to register the sale, transfer or other disposition of said Common Stock by the Executive or on his behalf or to take any other action necessary in order to make compliance with an exemption from registration available;

     (v) there will be a restrictive legend placed on the certificates for said Common Stock stating in substance

     "The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold, pledged, or otherwise transferred except pursuant to an effective registration statement under said Act, SEC Rule 144 or an opinion of counsel acceptable to the Company that some other exemption from registration is available."

                  (d)      appointment as a Director of the Company;

     (e) the right to participate in any savings and stock option plans or programs and in any medical, hospitalization, dental, disability, retirement, insurance, savings, vacation, holiday or other plans as in effect from time to time for the benefit of the Company's senior executive officers; provided that any medical, hospitalization and dental plans shall include coverage for Executive's wife and children, if any, with the understanding that premiums paid by the Company relating to family coverage shall be reported as income to the Executive.

     (f) an automobile through a vehicle lease program, commensurate with the vehicle policies and procedures of the Company as in effect from time to time for senior executive officers, and which vehicle lease shall not exceed payments of $600.00 per month; provided that the Company shall be responsible for five-sevenths (5/7ths) of the monthly gasoline, insurance, and maintenance payments and the Executive shall be responsible for two-sevenths (2/7ths) of the monthly gasoline, insurance and maintenance payments;

     (g) a Company credit card, in accordance with the credit card policies and procedures of the Company as in effect from time to time for senior executive officers; provided that the Executive use such credit card solely for reasonable business-related purposes and expenses incurred by the Executive;

     (h) prompt reimbursement for all reasonable business-related expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect from time to time for senior executive officers including 50% of monthly dues plus any reasonable business expenses incurred at the Brae Burn Country Club, together with prompt reimbursement of all travel and related expenses incurred by Executive prior to the Commencement Date in preparation for Executive's employment hereunder and any and all attorney's fees and expenses incurred by Executive in connection with the negotiation and execution of this Employment Agreement;

     (i) paid vacation, in accordance with the policies and procedures of the Company as in effect from time to time for senior executive officers, which shall initially be three (3) weeks per annum ("Paid Vacation Time") during the Term of Employment. Any Paid Vacation Time unused in any calendar year during the Term of Employment may not be accrued to the following calendar year;

     (j) such periods of paid sick leave which shall not be less than nine (9) months.

     4. Indemnification. For service as a director or officer of the Company and of any subsidiary of the Company, the Executive shall be entitled to: (i) the protection of the applicable indemnification provisions of the charter and by-laws of the Company and any such subsidiary; and (ii) the benefits of any other indemnification provisions as may be separate and apart from the charter and by laws of the Company and any subsidiary of the Company (as for example provisions provided by separate agreement). Insofar as any other officer of the Company or its subsidiaries has any separate written indemnification protection of the type referenced in the preceding sentence, the Executive shall be entitled to avail himself of such provisions to the extent he so elects (just as if such provisions were set forth herein in full). Such indemnification shall be guaranteed through a policy of insurance to be provided by the Company for the benefit of the Executive.

     5. Key Man Term Life insurance, Life Insurance and Disability Insurance. If requested by the Company, the executive shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company, at its expense and for its own benefit to obtain policies of key man term life insurance, life insurance and/or disability insurance on the life of the Executive. At all times during the Term of Employment, the Company may maintain key man term life insurance, life insurance and/or disability insurance on respectively, the health and life of the Executive, with the Company as beneficiary, in an amount which is not less than the amounts payable under subsection 6(a) hereof. For purposes of this Section 5 only, the Executive's estate shall be deemed a third party beneficiary hereof.

         6.       Termination.

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                                     -6-

     (a) Death or Permanent Disability. In the event of the Executive s death or permanent disability (as hereinafter defined) during the Term of Employment, the Executive or his estate, as the case may be, shall be entitled to receive an amount equal to three (3) times the Executive s then effective annual rate of salary, as determined under Section 3 of this Employment Agreement (the "Salary Benefit") in addition to the following payments: any unpaid portions of the Signing Bonus, Incentive Awards, rights of Stock Options, accrued but unpaid vacation and sick days, and any other payments owed to the Executive under this Employment Agreement (all such additional payments hereinafter referred to as "Additional Benefits"). In the Company's sole discretion, the Salary Benefit and the Additional Benefits to be paid pursuant to this Section 6 shall be paid to, as applicable, the Executive, his legal representative or his designated beneficiary, either on the date of such death or permanent disability, as the case may be, in one (1) lump sum paid within ninety (90) days after the date of such death or permanent disability. For purposes of this paragraph, "permanent disability" means: (a) any disability as defined under the Company's applicable disability insurance policy and (b) any physical or mental disability or incapacity which renders the Executive incapable of performing the services required of him in accordance with his obligations under Section 2 for a period of two hundred seventy (270) days. In the event the Executive, after receipt of notice from the Company, shall dispute that his permanent disability shall have occurred, he shall promptly submit to an examination to be conducted or supervised by the Chief of Medicine of a major accredited hospital in the metropolitan area of Executive e choice and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within ten (10) days after the date of such statement, such permanent disability shall be deemed to have occurred without further dispute by the Executive or the Company. Until the Executive is determined to be permanently disabled hereunder and his employment is terminated therefor, Executive shall continue to receive his Base Salary, payable in bi-weekly, monthly or other increments as is the policy of the Company for its employees under Section 3(a) hereof, which amount shall not be offset against any other amounts payable to the Executive hereunder. If the Executive's employment is terminated due to a permanent disability, the Company shall continue to provide the Executive, at the Company's expense and in addition to any other amounts due hereunder, medical, dental, disability and life insurance benefits provided by the Company to its employees notwithstanding the existence of COBRA, and the Company shall pay all insurance premiums with respect thereto, including COBRA. Any such expenses of the Company shall not be offset against any other amounts payable to the Executive under this Section 6(a).

     (b) The Company shall have the right, upon written notice to the Executive to terminate the Executive's employment under this Employment Agreement for the following reasons, effective upon the giving of such notice (or such later date as shall be specified in such notice), and the Company shall no further obligations hereunder, except to pay the Executive any amounts or provide the Executive any benefits to which the Executive may otherwise have been entitled prorated to the effective date of termination.

     (i) By mutual agreement of the Parties to this Agreement, in writing;


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                                     -7-

      (ii)  Upon the death of the Executive

     (iii) Upon the Executive's inability or continued refusal to perform his duties as provided for hereinabove, for any reason whatsoever, for a period of three (3) consecutive months.

     (iv) For Cause. For purposes of this Employment Agreement, "Cause" means conviction of (and such conviction is sustained on appeal) or the entry of a plea of guilty by the Executive to a felony involving fraud, conversion, embezzlement, theft, or a type of similar felony involving the Company's property.

         7.       Confidentiality, Ownership.

     (a) During the Term of Employment and for a period of twelve (12) months thereafter, so long as the Company is in business, the Executive shall not disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with or contrary to the interests of, the Company, or any of its subsidiaries, the customer lists, market research or other trade secrets of the Company or any of its subsidiaries, it being acknowledged by the Executive that all such information regarding the business of the Company and its subsidiaries complied or obtained by or furnished to Executive while Executive shall have been employed by or associated with the Company is confidential information and the Company's exclusive property; provided, however, this restriction shall not apply to: (a) any information that is considered by law, custom or otherwise to be generic to the industry or trade of the Company; (b) any information developed by Executive either individually or jointly with others prior to his employment with the Company shall not be deemed confidential or proprietary information of the Company, (c) information which is now in or hereafter enters the public domain without any violation of this Agreement; and (d) information disclosed in good faith to the Executive by a third party legally entitled to disclose the same. Notwithstanding anything to the contrary contained in this Section 7, the Executive may disclose any confidential or proprietary information to the extent required by court order or decree or by the rules and regulations of a governmental agency or as otherwise required by law provided that the Executive shall provide the Company with prompt notice of such required disclosure in advance thereof so that the Company may seek an appropriate protective order in respect of such required disclosure.

         8.       Omitted.

     9. Deduction and Withholding: Expenses. The Executive agrees that the Company or its subsidiaries and affiliates, as applicable shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Employment Agreement, other than the amounts paid to the Executive pursuant to Section 3(d), all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage under applicable benefit plans. for such purposes of this Employment Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by the Executive.

     10. Entire Agreement. This Employment Agreement embodies the entire agreement of the parties with respect to the Executive's employment and superseded and other prior oral or written agreements, arrangements or understandings between the Executive and the Company. This Employment Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

     11. Waiver. The waiver by the Company of a breach of any provision of this Employment Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Employment Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

     12. Arbitration. All claims, disputes and other matters in question between the parties to this Employment Agreement or the breach thereof, shall be decided by Arbitration in accordance with the commercial rules of the American Arbitration Association then in effect unless the parties mutually agree in writing otherwise. Notice of the demand for Arbitration shall be filed in writing with the other party to this Employment Agreement and the American Arbitration Association. Any Arbitration shall take place in New York, New York.

     13. Assignability. The obligations of the Executive may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Employment Agreement or any interest therein. Any such attempted delegation or disposition shall be null, and void without effect. The Company and the Executive agree that this Employment Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and binding upon any successor to the Company. The term "successor" means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger consolidation, purchase of the assets or otherwise, including after a Change in Control, acquires all or a material part of the assets of the Company.

     14. Severability. If any provision of this Employment Agreement or any part thereof, including, without limitation, Section 7, as applied to either party or to any circumstances which shall be adjudged by a court of competent jurisdiction to void or unenforceable, the same shall in no way affect any other provision of this Employment Agreement or remaining part thereof, which shall be given full effect without regard to the invalidity or unenforceability part thereof, or the validity or enforceability to this Employment Agreement.

     If any court construes any of the provisions of Section 7 or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

     15. Notices. All notices to the Company or the Executive permitted to be required hereunder shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day delivery or sent by registered or certified mail return receipt requested to the following address:

                  The Company:              Financial Intranet Inc.
                                            1 Dag Hammarskjold Plaza
                                            New York, NY 10017
                                            Tel:     (212) 702-4870

                  The Executive:            Barry Stein
                                            2115 Grand Brook Circle
                                            Orlando, FL 32810

     Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given if delivered personally upon receipt; if telecopies, when telecopied; if sent by courier service; and if sent by certified or registered mail, three (3) days after deposit (postage prepaid) with the U.S. Postal Service.

     16. No Conflicts. The Executive hereby represents and warrants to the Company that his execution, delivery and performance of this Employment Agreement and any other agreement to be delivered pursuant to this Employment Agreement will not (i) require the consent, approval or action of any other person or (ii) violate conflict with or result in breach of any of the terms of , or constitute (or with notice of lapse of time or both constitute) a default under, any agreement, arrangement or understanding with respect to the
Executive's employment to which the Executive is a party or by which the Executive is bound or subject. The Executive hereby agrees to indemnify and hold harmless the Company, its directors, officers, employees, agents, representatives and affiliates (and such affiliates, directors, officers, employees, agents and representatives) from and against any and all losses, liabilities or claims (including interest, penalties and reasonable attorneys fees, disbursements, and related charges) based upon or arising out of the Executive s breach of any of the foregoing representations and warranties.

     17. Effective Date. This Employment Agreement shall be effective as of the date first written above.

     18. Paragraph Heading. The paragraph headings contained in this Employment Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Employment Agreement.

         19.      Representations and Warranties of the Company.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all requisite corporation power and authority to enter into execute and deliver this Employment Agreement, fulfill its obligations hereunder and consummate the transactions contemplated hereby.

     (b) The execution and delivery of, performance of obligations under and consummation of the transaction contemplated by this Employment Agreement has been duly authorized and approved by all requisite corporation action.

     20. Counterparts. This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first above written.

                                                     EXECUTIVE:


                                                     /s/Barry Stein
                                                     Barry Stein


                                                     FINANCIAL INTRANET, INC.


                                                     /s/Michael Sheppard
                                                     By:  Michael Sheppard

                                             FINANCIAL INTRANET, Inc.
                                             1 Dag Hammarskjold Plaza
                                             New York, NY 10017

                                                           January  ,1998


Mr. Barry Stein
Orlando, Florida

Dear Barry,

     This letter constitutes a Termination Benefits ("Benefits") Agreement (hereinafter "Agreement") between you and the Company. It has been prepared with the expectation that you will make a major contribution to the profitability, growth and financial strength of the Company. Your continued services to the Company and its shareholders are in their best interests and we wish to assure your continued services on behalf of the Company without distraction in the event of an attempt to obtain control of the Company. You have indicated that you are willing to remain in the employ of the Company upon the understanding that the Company will provide income security upon the terms and conditions contained below if your employment is terminated voluntarily for good reason or involuntarily by us without good reason.

     1. Undertaking. The Company agrees to pay you the Benefits specified below if (a) control of the Company is acquired (as defined in par. 3(a) hereof) and
(b) within three (3) years after the acquisition of control occurs (i) the Company terminates your employment for any reason other than cause (as defined in par. 3(b) hereof), death, your attaining the age of 65 or total and permanent disability, or (ii)you voluntarily terminate employment for good reason (as defined in par. 3(c) hereof).

     2. Benefits. If you are entitled to Benefits pursuant to par. 1 above, the Company agrees to pay same in a lump-sum payment within thirty (30) days of the termination of your employment. Said payment shall be computed by multiplying
(i) your average annual compensation payable by the Company which was included in your gross income for the most recent two (2) calendar years ending coincident with or immediately before the date on which control of the Company is acquired (or such portion of such period during which you were an employee of the Company by (ii) two hundred percent (200%) 2x Stock & Cash.

3.       Definitions. For purposes of the Agreement:

     a. "acquisition of control" means (i) attaining twenty-five (25%) or more of the voting stock of the Company by any person or group (not including you or those affiliated with you), or (ii) the occurrence of a "change of control" pursuant to the proxy disclosure rule of the Securities and Exchange Commission.

     b. "cause" means an act(s) of dishonesty constituting a felony under applicable law and resulting or intending to result in your enrichment at the Company's expense. Notwithstanding the above, termination for cause shall require a resolution adopted by our Board of Directors that in their good faith opinion you were guilty of conduct described herein and specifying the particular details thereof.

     c. "good reason" means (i) change in your status, position, responsibilities which, in your reasonable judgment does not represent a promotion from existing status, position and responsibilities as in effect immediately prior to the change in control; the assignment of any duties or responsibilities which in your reasonable judgment are not consistent with such status, position or responsibilities; any removal from or failure to reappoint or reelect you to any of such positions other than for good reason or total and permanent disability; (ii) a reduction in your salary after a change in control;
(iii) the relocation of the Company outside the Borough of Manhattan, counties of Westchester or Fairfield after a change in control; (iv) any action which terminates or materially reduces your participation in any Company incentive, bonus or other compensation plan (including but not limited to stock option plans) in connection with the change in control; (v) failure to continue to provide you with benefits substantially similar to those enjoyed or entitled under any of the Company's compensation or health benefits plans (or deprive you of any material fringe benefits) at the time of a change in control; (vi) failure of the Company to obtain an agreement from any successor or assign of the Company to perform this Agreement; (vii) any purported termination of your employment which is not effected pursuant to par. 4(c) hereof (and, if applicable, par. 3(b) hereof); and for purposes of this Agreement, no such purported termination shall be effective; or (viii) any request by the Company that you participate in an unlawful act (or commission of such act by another officer or director for which you might be held liable) or take any action constituting a breach of professional standards of conduct. Notwithstanding anything in this par. 3(c) to the contrary, your right to terminate employment pursuant to this par. 3(c) shall not be affected by incapacity due to physical or mental illness.

     4. Enforcement of Agreement. The Company is aware that upon the occurrence of a change in control, actions may be undertaken to deny you the benefits of this Agreement. It is the intent of the Company that you should not be required to incur the expenses associated with enforcing your rights under this Agreement because such expenses would detract from the benefits intended to be extended hereunder. Accordingly, if following a change in control it should appear that the Company has failed to comply with any of its obligations under this Agreement, the Company irrevocably authorizes you to from time to time to retain counsel of your choice, at the expense of the Company to represent you in connection with the initiation or defense of any litigation or other legal action, whether such action is by or against the Company or any Director, officer, shareholder, or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to tome by you as hereinabove provided shall be paid or reimbursed to you by the Company on a periodic basis upon presentation by a of a statement(s) prepared by such counsel up to a maximum aggregate amount of $250,000. The Company shall not take any action to seek reimbursement for its expense in connection with any disputes relating to the enforceability of this Agreement.

     5. Severance Pay; No Duty to Mitigate. Payments to you under this Agreement shall not be treated as damages but as severance compensation to which you are entitled by reason of termination of employment. The Company shall not be entitled to set off against the amounts payable to you of any amounts earned by you in other employment after termination of employment by the Company, or any amounts which might have been earned by you in other employment had other such employment been sought.

     6. Notice of Termination. Any purported termination by the Company or you of this agreement shall require a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of you employment under the provision so indicated.

     7. Assignment. This Agreement shall be binding upon the parties hereto and their respective personal representatives, heirs successors and assigns, but neither this Agreement nor any right hereunder may be assigned or transferred by either party. Notwithstanding the foregoing, the Company will assign this Agreement to any corporation or other business entity succeeding to substantially all of the business and assets of the Company by merger, consolidation, sale of assets, or otherwise and shall obtain the assumption of this Agreement by such successor.

     8. Entire Agreement. This letter contains the entire agreement of the parties. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, amendment, extension or discharge is sought.

     9. Governing Law. This Agreement shall be governed by and subject to the laws of the State of New York.

     10. Severability. The invalidity or enforceability of any particular provisions of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision has not been contained herein.

     11. Notices. Notices hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by certified mail, return receipt requested, postage prepaid, addressed as set forth above, or to such other address as shall be furnished in writing by any party to the other.

     Please signify your agreement with the above by signing and returning to us the enclosed copy of this letter.
                                                  Cordially,

                                                  FINANCIAL INTRANET, INC.

                                                  /s/Michael Sheppard
                                                  by:  Michael Sheppard

Accepted and Agreed:


/s/Barry Stein

Mr. Barry Stein
% Financial Intranet Inc.
2115 Grand Brook Circle
Apt, 132 B
Orlando, FL 32810


Dear Barry:

Preamble of this Letter::

     As you are aware, at least one major telecom group has opened conservations with Financial Intranet Inc. ("FNTN") regarding a merger/acquisition transaction. Needless to say, if FNTN becomes a merger candidate for a major private/public corporation, your current employment agreement between FNTN may need to be revised and/or terminated. Since you have expended a great deal of your expertise and time in developing the business of FNTN, which in turn may make FNTN an attractive merger candidate, a plan must be approved by FNTN s Board of Directors to properly compensate you in the event that any merger negatively affects your employment benefits currently in place.

     1. Intent of this Letter of Agreement. FNTN is aware that upon any occurrence that creates a change of control of FNTN, actions may be undertaken that may result in denying you the benefits of your current employment agreement, or deny you the full benefits of any options you may enjoy to purchase additional shares of FNTN in the future, or the benefits provided by this Letter of Agreement. The above preamble, therefore is hereby included into, and made a part of, this Letter of Agreement to act to clearly represent the intent of this Letter of Agreement (Agreement).

     2. Benefits to be made available. This Agreement, subject to the approval of FNTN's Board of Directors will constitute an agreement to the provision of the benefits hereinbelow and made available to you by FNTN which shall become automatically effective, (the "Effective Date") on the date that:

     (a) Control of the business activities of FNTN is acquired by any person or group ( not including you or those affiliated with you) through the issue of additional voting shares, or the exchange of previously issued FNTN's voting shares to third parties under a single control; and

     (b) Not less than twenty five (25%) of the issued and outstanding voting shares of FNTN is sold and/or exchanged with any person or group (not including you or those affiliated with you) in one or multiple transactions during any concurrent 12 month period; or

     (c) The occurrence of a "change of control" pursuant to the proxy disclosure rule of the Securities and Exchange Commission ("SEC").

     (d) Change of the terms of and/or termination of your Current Employment Agreement on or subsequent to the Effective Date providing that:

     (i) You had continued to be employed by FNTN under the terms of your Employment Agreement, which terms remained in full operation from its initial execution date of January 1, 1998 and up to and including the Effective Date of this Agreement.

     (ii) Upon the Effective Date there is a proposed or actual change of your employment status with FNTN; or

     (iii) Any term of your employment agreement with FNTN is changed in any way; or

     (e) You are not provided the opportunity to renew the term of your employment agreement with FNTN as provided for in the current Employment Agreement or you are not reelected to the Board of Directors of FNTN or to the Board of Directors of the surviving entity in the event of a merger or acquisition of FNTN with any person or group acquiring control as provided for hereinabove.

     4. Benefits provided. If you are automatically entitled to the Benefits in accordance with, and pursuant to, paragraphs 1, 2, 3 hereinabove, FNTN or the surviving entity resulting from the change of control of FNTN upon the Effective Date agrees to pay to you, and extend the following Benefits as the case may be:

     (a) A Lump Sum amount equal to your annual employment compensation pro-rated for the period remaining of your current employment agreement, providing that the employment agreement had not been previously terminated for cause by the FNTN prior to the Effective Date; plus

     (b) A lump sum of two (2) times or your annual compensation averaged over the most recent two (2) year calendar years ending coincident with or immediately before the Effective Date

     (c) Any Options granted to you as compensation under the terms of paragraph 3 (c) of your current employment agreement shall be automatically amended to provide the following amendments of the option terms and conditions:

     (i) the options granted will expire upon the one thousand eight hundred and twenty fifth (1,825) day following the grant date: and

     (ii) the options may be encumbered, sold, transferred or other wise be disposed of without any restrictions whatsoever and shall not be considered being issued to you as solely for your personal exercise.

     5. Enforcement of the terms of this Agreement. It is the further the intent of FNTN that you should not be required to incur the expenses associated with enforcing your rights under this Agreement because such expenses would detract from the benefits intended to be extended hereunder. Accordingly, if following the Effective Date, it should appear that FNTN has not, or will attempt not to, comply with any of its obligations under this Agreement, FNTN irrevocably authorizes you to, from time to time, retain counsel of your choice, at the expense of FNTN to represent you in connection with the defense of any litigation or other legal action, whether such action is by, or against, FNTN, any director, officer, shareholder or other person affiliated with FNTN and in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by you as hereinabove provided shall be paid directly by, or reimbursed to you, by FNTN on a periodic basis upon presentation to FNTN of a statement(s) prepared by such counsel up to a maximum in the aggregate of two hundred and fifty thousand ($250,000) dollars.

     (a) FNTN shall not take any action to seek reimbursement for its expenses in connection with any disputes relating to the enforceability of this Agreement.

     6. Severance Pay: Any payments made to you, or required to be paid to you, under this Agreement shall not be treated as damages but rather as severance compensation to which you are entitled to by reason of your termination of your current employment or change in the status of your current employment terms.

     (a) FNTN shall not be entitled to set off against the amounts payable to you under the terms of this Agreement of any amounts earned by you, or any amounts earned by you in other employment after termination of your employment with FNTN, or any amounts which might have been earned by you in other employment had other such employment been sought by you.

     7. Assignment. This Agreement shall be binding upon the parties hereto and their respective personal representatives, heirs, successors and assigns but neither this Agreement nor any right hereunder may be assigned or transferred to either party. Notwithstanding the foregoing:

     (a) FNTN is obligated to assign this Agreement to any corporation or other business entity succeeding to control FNTN and/or succeeding to substantially all of the FNTN's business and assets by merger, consolidation, sale of assets, or otherwise and FNTN is obligated to obtain the assumption of this Agreement by such successor; and

     (b) You may assign, transfer or other dispose of, or encumber, any Options granted to you prior to the Effective Date as provided for in paragraph of this Agreement.

     8. Entire Agreement. This Letter Agreement contains the entire agreement between the parties. This Agreement may be changed only through a writing signed by both party seeking any waiver, change modification, amendment, and/or extension of this Agreement.

     9. Governing Law: This Agreement shall be governed by, and subject to, the laws of the State of New York.

     10. Severability. The invalidity or enforceability of any particular provision of this Agreement shall not affect any other provision(s) and this Agreement and shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein.

     11. Notices. Notices hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by certified mail, return receipt requested, postage prepaid, addressed as set forth above, or at such address as shall be furnished in writing by any party to the other.

     Please signify your agreement with the above terms of this Agreement by signing and returning to FNTN the enclosed copy of this Agreement

                                Cordially

                                Financial Intranet Inc.


                                /s/Michael Sheppard
                                By  Michael Sheppard  (title) President


Accepted and Agreed


/s/Barry Stein
Barry Stein